                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                 Footstar, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   344912-10-0
                 -----------------------------------------------
                                 (CUSIP Number)

                                  June 30, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                                               [ ] Rule 13d-1(b)
                                                               [X] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562

                                  SCHEDULE 13G


---------------------                                         ------------------
CUSIP No. 344912-10-0                                         Page 2 of 11 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
              NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
                 ESL Partners, L.P., a Delaware limited partnership
                 22-2875193
--------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
      2                                                                  (b) [ ]

--------------------------------------------------------------------------------
              SEC USE ONLY
      3

--------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OR ORGANIZATION
      4
                 Delaware
--------------------------------------------------------------------------------
                     SOLE VOTING POWER
              5
                        1,780,430
  NUMBER OF   ------------------------------------------------------------------
   SHARES            SHARED VOTING POWER
BENEFICIALLY  6
  OWNED BY              0
    EACH      ------------------------------------------------------------------
 REPORTING           SOLE DISPOSITIVE POWER
   PERSON     7
    WITH                1,780,430
              ------------------------------------------------------------------
                     SHARED DISPOSITIVE POWER
              8
                        0
--------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                 2,644,200
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11
                 13.1%
--------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
      12
                 PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 344912-10-0                                         Page 3 of 11 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
              NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
                 ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
      2                                                                  (b) [ ]

--------------------------------------------------------------------------------
              SEC USE ONLY
      3

--------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OR ORGANIZATION
      4
                 Bermuda
--------------------------------------------------------------------------------
                     SOLE VOTING POWER
              5
                        195,825
  NUMBER OF   ------------------------------------------------------------------
   SHARES            SHARED VOTING POWER
BENEFICIALLY  6
  OWNED BY              0
    EACH      ------------------------------------------------------------------
 REPORTING           SOLE DISPOSITIVE POWER
   PERSON     7
    WITH                195,825
              ------------------------------------------------------------------
                     SHARED DISPOSITIVE POWER
              8
                        0
--------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                 2,644,200
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11
                 13.1%
--------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
      12
                 CO
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 344912-10-0                                         Page 4 of 11 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
              NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
                 ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821
--------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
      2                                                                  (b) [ ]

--------------------------------------------------------------------------------
              SEC USE ONLY
      3

--------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OR ORGANIZATION
      4
                 Delaware
--------------------------------------------------------------------------------
                     SOLE VOTING POWER
              5
                        67,022
  NUMBER OF   ------------------------------------------------------------------
   SHARES            SHARED VOTING POWER
BENEFICIALLY  6
  OWNED BY              0
    EACH      ------------------------------------------------------------------
 REPORTING           SOLE DISPOSITIVE POWER
   PERSON     7
    WITH                67,022
              ------------------------------------------------------------------
                     SHARED DISPOSITIVE POWER
              8
                        0
--------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                 2,644,200
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11
                 13.1%
--------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
      12
                 PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 344912-10-0                                         Page 5 of 11 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
              NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
                 ESL Investors, L.L.C., a Delaware limited liability company 13-4095958
--------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
      2                                                                  (b) [ ]

--------------------------------------------------------------------------------
              SEC USE ONLY
      3

--------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OR ORGANIZATION
      4
                 Delaware
--------------------------------------------------------------------------------
                     SOLE VOTING POWER
              5
                        407,832
  NUMBER OF   ------------------------------------------------------------------
   SHARES            SHARED VOTING POWER
BENEFICIALLY  6
  OWNED BY              0
    EACH      ------------------------------------------------------------------
 REPORTING           SOLE DISPOSITIVE POWER
   PERSON     7
    WITH                407,832
              ------------------------------------------------------------------
                     SHARED DISPOSITIVE POWER
              8
                        0
--------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                 2,644,200
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11
                 13.1%
--------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
      12
                 OO
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 344912-10-0                                         Page 6 of 11 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
              NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
                 KP II Partners, L.P., a Delaware limited partnership
                 86-1069227
--------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
      2                                                                  (b) [ ]

--------------------------------------------------------------------------------
              SEC USE ONLY
      3

--------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OR ORGANIZATION
      4
                 Delaware
--------------------------------------------------------------------------------
                     SOLE VOTING POWER
              5
                        193,091
  NUMBER OF   ------------------------------------------------------------------
   SHARES            SHARED VOTING POWER
BENEFICIALLY  6
  OWNED BY              0
    EACH      ------------------------------------------------------------------
 REPORTING           SOLE DISPOSITIVE POWER
   PERSON     7
    WITH                193,091
              ------------------------------------------------------------------
                     SHARED DISPOSITIVE POWER
              8
                        0
--------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                 2,644,200
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11
                 13.1%
--------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
      12
                 PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 344912-10-0                                         Page 7 of 11 Pages
---------------------                                         ------------------

Item 1(a)         Name of Issuer:

                  Footstar, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  1 Crosfield Avenue
                  West Nyack, New York 10994

Item 2(a)         Names of Persons Filing:

                  ESL Partners, L.P.
                  ESL Limited
                  ESL Institutional Partners, L.P.
                  ESL Investors, L.L.C.
                  KP II Partners, L.P.

Item 2(b)         Addresses of Principal Business Offices:

                  ESL Partners, L.P., ESL Institutional Partners, L.P., ESL Investors, L.L.C., and KP II Partners, L.P.:
                  200 Greenwich Avenue
                  Greenwich, CT 06830

                  ESL Limited
                  Hemisphere House
                  9 Church Street
                  Hamilton, Bermuda

Item 2(c)         Citizenship:

                  ESL Partners, L.P. - Delaware
                  ESL Limited - Bermuda
                  ESL Institutional Partners, L.P. - Delaware
                  ESL Investors, L.L.C. - Delaware
                  KP II Partners, L.P. - Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e)         CUSIP Number:

                  344912-10-0

---------------------                                         ------------------
CUSIP No. 344912-10-0                                         Page 8 of 11 Pages
---------------------                                         ------------------

Item 3            Status of Persons Filing:

                  (a)      [ ] Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o);

                  (b)      [ ] Bank as defined in section 3(a)(6) of the Act (15
                               U.S.C. 78c);

                  (c)      [ ] Insurance company as defined in section 3(a)(19)
                               of the Act (15 U.S.C. 78c);

                  (d)      [ ] Investment company registered under section 8 of
                               the Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e)      [ ] An investment adviser in accordance with Section
                               240.13d-1(b)(1)(ii)(E);

                  (f)      [ ] An employee benefit plan or endowment fund in
                               accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g)      [ ] A parent holding company or control person in
                               accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h)      [ ] A savings association as defined in Section 3(b)
                               of the Federal Deposit Insurance Act (12 U.S.C.
                               1813);

                  (i)      [ ] A church plan that is excluded from the
                               definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)      [ ] Group, in accordance with Section
                               240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

         (a) Amount Beneficially Owned: 2,644,200 shares of Common Stock, par value $.01 per share.

                  This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), ESL Investors, L.L.C., a Delaware limited liability company ("Investors"), and KP II Partners, L.P., a Delaware limited partnership ("KPII"), sometimes referred to collectively as the "ESL Reporting Group." The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited and the general partner of KPII. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM"), is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. In the aforementioned capacities, ESL, Limited, Institutional, Investors and KPII each may be deemed to be the beneficial owner of the shares of the Issuer's common stock beneficially owned by the other members of the group.

                  As of June 30, 2003, (i) ESL was the record owner of 1,780,430 shares of common stock of the Issuer; (ii) Limited was the record owner of 195,825 shares of common stock of the Issuer;
                  (iii) Institutional was the record owner of 67,022 shares of common stock of the Issuer; (iv) Investors was the record owner of 407,832 shares of common stock of the Issuer; and (v) KPII was the record owner of 193,091 shares of common stock of the Issuer.

         (b)      Percent of Class: 13.1%.

---------------------                                         ------------------
CUSIP No. 344912-10-0                                         Page 9 of 11 Pages
---------------------                                         ------------------

         (c)      Number of shares as to which each person has:

                  (i)      sole power to vote or to direct the vote:

                                    See Item 5 of each cover page.

                  (ii)     shared power to vote or to direct the vote: 0.

                  (iii) sole power to dispose or to direct the disposition of:

                                    See Item 7 of each cover page.

                  (iv) shared power to dispose or to direct the disposition of: 0.

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  See Item 4(a).

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                        -------------------
CUSIP No. 344912-10-0                                        Page 10 of 11 Pages
---------------------                                        -------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 2, 2003


                          ESL PARTNERS, L.P.

                          By:     RBS Partners, L.P., its general partner
                          By:     ESL Investments, Inc., its general partner

                                  By:    /s/ William C. Crowley
                                         ---------------------------------------
                                         William C. Crowley
                                         President and Chief Operating Officer



                          ESL LIMITED

                          By: ESL Investment Management, LLC, its investment manager

                                  By:    /s/ William C. Crowley
                                         ---------------------------------------
                                         William C. Crowley
                                         Member



                          ESL INSTITUTIONAL PARTNERS, L.P.

                          By:     RBS Investment Management, LLC, its general
                                  partner

                                  By:    /s/ William C. Crowley
                                         ---------------------------------------
                                         William C. Crowley
                                         Member

---------------------                                        -------------------
CUSIP No. 344912-10-0                                        Page 11 of 11 Pages
---------------------                                        -------------------

                          ESL INVESTORS, L.L.C.

                          By:     RBS Partners, L.P., its manager
                          By:     ESL Investments, Inc., its general partner

                                  By:    /s/ William C. Crowley
                                         ---------------------------------------
                                         William C. Crowley
                                         President and Chief Operating Officer



                          KP II PARTNERS, L.P.

                          By:     ESL Investment Management, LLC, its general
                                  partner

                                  By:    /s/ William C. Crowley
                                         ---------------------------------------
                                         William C. Crowley
                                         Member

                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated as of June 30, 2003, entered into by and among ESL Partners, L.P., ESL Limited, ESL
                  Institutional Partners, L.P., ESL Investors, L.L.C. and KP II
                  Partners, L.P.

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

       In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the common stock of Footstar, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of June 30, 2003.

                          ESL PARTNERS, L.P.

                          By:     RBS Partners, L.P., its general partner
                          By:     ESL Investments, Inc., its general partner

                                  By:    /s/ William C. Crowley
                                         ---------------------------------------
                                         William C. Crowley
                                         President and Chief Operating Officer



                          ESL LIMITED

                          By: ESL Investment Management, LLC, its investment manager

                                  By:    /s/ William C. Crowley
                                         ---------------------------------------
                                         William C. Crowley
                                         Member



                          ESL INSTITUTIONAL PARTNERS, L.P.

                          By:     RBS Investment Management, LLC, its general
                                  partner

                                  By:    /s/ William C. Crowley
                                         ---------------------------------------
                                         William C. Crowley
                                         Member

                          ESL INVESTORS, L.L.C.

                          By:     RBS Partners, L.P., its manager
                          By:     ESL Investments, Inc., its general partner

                                  By:    /s/ William C. Crowley
                                         ---------------------------------------
                                         William C. Crowley
                                         President and Chief Operating Officer



                          KP II PARTNERS, L.P.

                          By:     ESL Investment Management, LLC, its general
                                  partner

                                  By:    /s/ William C. Crowley
                                         ---------------------------------------
                                         William C. Crowley
                                         Member